Exhibit 2.1

SALE AND PURCHASE AGREEMENT

THIS Agreement made and entered into this the 19th day of October, 2009, by and between UPEX HOLDINGS, LLC, a Florida limited liability company (the “Buyer”), and MIMEDX, INC., a Florida corporation (herein referred to as “Seller”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to the Intellectual Property described herein.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the parties hereto agree as follows:

1. Purchase of Intellectual Property and Other Rights. Seller does hereby sell to Buyer and Buyer does hereby purchase from Seller certain intellectual property consisting of patent applications and other patentable and unpatentable intellectual property rights currently owned by Seller which is more specifically described on attached Exhibit “A” (herein referred to as “Intellectual Property’), at the purchase price set forth in Paragraph 2 below. Nothing herein shall preclude or limit the right of Seller or any of its affiliates to use any Intellectual Property which is in the public domain. After Closing, Seller shall also have the rights with respect to the Intellectual Property as a secured party as set forth in the Note (defined below).

2. Purchase Price. The total purchase price to be paid by Buyer for the Intellectual Property to be sold pursuant to this Agreement shall be One Million, Thirty Thousand Dollars ($1,030,000) (herein referred to as the “Purchase Price”). Said Purchase Price shall be paid by Buyer as follows:

(a) the sum of Three Hundred Thousand Dollars ($300,000) payable in immediately available funds at Closing;

(b) the sum of Five Thousand Dollars ($5,000) per month commencing January 1, 2010 and continuing on the first (1st) day of each month thereafter until and including August 1, 2011 (total consideration paid under this provision being the sum of One Hundred Thousand Dollars ($100,000)) plus interest at the annual rate of 3%, as evidenced by a secured promissory note in the form attached hereto as Exhibit “B” (herein referred to as the “Note”), and payment of such Note shall be secured by a retained security interest in favor of the Seller as set forth in the Note;

(c) a monthly amount equal to five percent (5%) of the gross revenue received by Buyer, any affiliate of Buyer, or any licensee, transferee or assignee of the Intellectual Property in the ordinary course of business, from any sale, license or other disposition of any Intellectual Property or from any sale, license or other disposition of any product or device that embodies any of the Intellectual Property (each such sale, license or disposition herein called a “Sale”). Such monthly payments shall be made on or before the fifteenth (15th) day following the end of each month commencing with the date of first receipt of revenues from a Sale, and shall continue on the fifteenth (15th) day of each month thereafter until the remaining balance of the Purchase Price (the sum of Six Hundred Thirty Thousand Dollars ($630,000)) is paid in full. Each payment shall be accompanied by a report of the amount of revenue received by Buyer from each Sale during the previous month, and the name and address of each payor, during such monthly period. Buyer shall maintain accurate books and records of any Sale transactions involving the Intellectual Property. Upon reasonable notice to Buyer, the Seller shall have the right to inspect the books and records of Buyer related to revenues received by Buyer from any and all Sale transactions. In the event such inspection reveals an underpayment of more than 5% of the amount owed in any month, then Buyer shall pay the 105% of such underpayment amount and all of Seller’s reasonable costs of conducting such inspection. In the event of a Sale by Buyer or an affiliate of Buyer of all or substantially all of the Intellectual Property in one or a series of related or unrelated bona fide transactions for fair value, to an unrelated third party reasonably acceptable to Seller, the Buyer shall require such unrelated third party purchaser to assume all of the rights, duties and obligations of Buyer under this Agreement, with Buyer being fully relieved of any duties and obligations hereunder; and

(d) Buyer shall defend, indemnify and hold Seller harmless from and against any and all liability and responsibility whatsoever with respect to all Sales, including claims or actions for product liability, product warranty, injury to person or property, or any other claim, cause of action or liability arising from or in connection with any Sale. If any claim shall be made or threatened against Seller by any third party, Seller shall notify Buyer and Buyer shall have the right to defend such claim with counsel of its own choice, provided such counsel is reasonably satisfactory to Seller. If Buyer does not assume the defense of such claim within fifteen (15) days after notice from Seller, then Seller may defend such claim with counsel of its choosing, and Buyer shall be responsible for all judgments, awards, costs of defense (including attorneys and expert witness fees) incurred by Seller, and shall reimburse Seller promptly upon demand.

3. Closing Date. The closing (herein referred to as “Closing”) shall be the date of this Agreement.

4. Warranties and Representations by Seller; Warranty Disclaimer. Seller makes the following representations and warranties to Buyer:

(a) Corporate Status: Seller is a corporation formed and maintained under the laws of the State of Florida and is in legal existence as of the date of the execution of this Agreement;

(b) Title to Intellectual Property: The Seller has good, absolute and marketable title to the Intellectual Property, free from all liens, claims and encumbrances;

(c) Use of Intellectual Property: The Intellectual Property being conveyed has been used only in the lawful conduct of the Seller’s business. Conveyance of the Intellectual Property as contemplated by this Agreement will not violate any federal statute or local law, ordinance, rule or regulation or any corporate article of incorporation, bylaw or resolution;

(d) Litigation: To Seller’s knowledge, there is no (i) violation or alleged violation of any law, statute, ordinance, order, regulation, rule, or restriction of any governmental or quasi-governmental agency or tribunal pertaining to or affecting any portion of the Intellectual Property; or (ii) suits, litigation, or other administrative or judicial proceeding pending, contemplated or threatened that might affect the Seller’s right to convey the Intellectual Property or perform its obligations under this Agreement;

(e) Authorization: The execution of this Agreement and the sale contemplated herein have been duly authorized by the Board of Directors of Seller;

(f) Bankruptcy: Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors;

(g) Agreements: This Agreement and the performance by Seller of its obligations hereunder do not violate any agreement or contract to which Seller is a party; and

(h) Taxes: In connection with the Intellectual Property, Seller has paid or has caused to be paid or will pay all federal, state, county, local and other taxes, required to be paid by it.

(i) Disclaimer of Warranty: Seller makes no representation, express or implied either (i) that the Intellectual Property is patentable, or (ii) that the Intellectual Property does not infringe on the intellectual property rights of any third party. Buyer assumes the full risk of nonpatentability and infringement, and releases Seller from any liability or responsibility with respect thereto.

5. Warranties, Representations and Covenants by Buyer. Buyer makes the following representations and warranties to Buyer:

(a) Company Status: Buyer is a limited liability company formed and maintained under the laws of the State of Florida and is in legal existence as of the date of the execution of this Agreement;

(b) Litigation: To Buyer’s knowledge, there is no litigation or other administrative or judicial proceeding pending or threatened that might endanger the Buyer’s right to purchase the Intellectual Property;

(c) Authorization: The execution of this Agreement and the sale contemplated by it have been duly authorized by all necessary action on the part of the Buyer; and

(d) Bankruptcy: Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(e) Assumption of Consulting Agreement: Buyer hereby assumes and agrees to perform all duties and responsibilities of Seller under that certain Consulting Agreement dated September 21, 2007, as amended, between Seller and Thomas J. Graham, M.D., and shall indemnify and hold Seller harmless from and against any liability thereunder.

6. Closing Costs: Each party shall be solely responsible for its own costs and expenses related to this transaction, including attorneys’ fees.

7. Closing Obligations of Seller: Seller hereby conveys good title in and to the Intellectual Property to Buyer free and clear of all liens, claims and encumbrances. Seller herewith also delivers to Buyer:

(a) appropriate assignments of all right, title and interest in and to the Intellectual Property with warranties of title;

(b) appropriate evidence of Seller’s corporate existence;

(c) certified copy of corporate resolution of Seller, identifying Seller’s officers and authorizing this transaction and authorizing its officer(s) to execute this Agreement and all related documentation necessary or appropriate to fulfill Seller’s obligations hereunder;

(d) Seller shall deliver complete and sole possession of the Intellectual Property to Buyer along with all plans, specifications, techniques and all other materials related to the Intellectual Property; and

(e) any other documents reasonably required for the completion of the purchase and sale pursuant to the terms of this Agreement.

8. Closing Obligations of Buyer: Buyer herewith delivers to Seller the following:

(a) such payment of the Purchase Price as set forth herein;

(b) the Note;

(c) any other documents reasonably required for the completion of the purchase pursuant to the terms of this Agreement.

9. Default by Seller: In the event that Seller shall fail to fully and timely perform any of its obligations hereunder and such failure or refusal is not cured within ten (10) days after written notice from Buyer, then Buyer, at Buyer’s sole option, may elect to:

(a) seek specific performance of Seller’s obligations under this Agreement; or

(b) grant from time to time such extensions of time as Buyer deems proper under the circumstances; or

(c) Buyer may pursue any other remedy available to Buyer under applicable law.

(d) In no event shall Seller’s liability to Buyer for breach of any representation, warranty or covenant hereunder exceed the Purchase Price.

10. Default by Buyer: In the event that Buyer shall fail to fully and timely perform any of its obligations hereunder or under the Note and such failure or refusal is not cured within ten (10) days after written notice from Seller, then Seller, at Seller’s sole option, may elect to, which remedies are cumulative:

(a)	seek specific performance of Buyer’s obligations under this Agreement;

(b)	exercise its rights and remedies under the Note, including exercise its rights as a secured party; or

(c) Seller may pursue any other remedy available to Seller under applicable law.

11. Broker. Each party hereto represents and warrants to the other that it has dealt with no broker, finder, or similar agent in connection with this transaction, and that no such commission or compensation to a broker, finder, or similar agent shall be due in connection with this transaction, except that Seller has engaged The Maren Group as an advisor on this transaction and Seller shall be solely liable for all compensation due to said advisor.

12. Additional Agreements; USPTO Filing. The parties shall, contemporaneously herewith or hereafter, execute such additional documents as may be reasonably necessary to evidence or effectuate the terms of this Agreement, including, without limitation, such documents as may be necessary or appropriate to file this Agreement with the United States Patent and Trademark Office.

13. Waiver. No action or failure to act by parties hereto shall constitute a waiver of any right or duty afforded them hereunder, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach hereunder, except as may be specifically agreed in writing.

14. Amendment. This Agreement, and any of its terms, conditions and provisions may be modified, amended, altered, supplemented, added to, canceled or terminated only by mutual agreement in writing signed by all the parties hereto.

15. Entire Agreement. This Agreement and the Secured Promissory Note of even date herewith constitute the entire agreement between the parties and supersedes and replace any and all other negotiations, conversations, understandings and/or agreements, written, oral, implied or otherwise.

16. Counterparts and Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, but all such multiple counterparts shall constitute but a single instrument. Each party’s acceptance of this Agreement shall be deemed effective when sent via facsimile to the other party with an original to be sent by regular or overnight mail.

17. Survival. The rights, obligations, guarantees, warranties, representations and agreements set forth in this Agreement shall survive the Closing of the sale contemplated by this Agreement and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of all the parties hereto.

18. Prevailing Party Costs. In connection with any litigation, action, suit or dispute including, appellate proceedings, arising out of or in any manner relating to this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including but not limited to, reasonable attorney’s fees and costs.

19. Governing Law and Venue. This Agreement will adhere to the laws of the State of Florida, applicable and construed as to agreements as though wholly performed therein. In the event a dispute arises between the parties, the parties designate Palm Beach County, Florida to serve as venue.

29. Invalidity of Provision. The invalidity, illegality, or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid, illegal, or unenforceable provision had been omitted.

30. Notice. Any notice required or permitted hereunder shall be delivered in person or sent by telecopier or regular mail, overnight courier or certified mail, return receipt requested, postage and fees prepaid in all cases; in the case of the Seller, to 811 Livingston Court, Suite B, Marietta, Georgia 30067, or the then current address of its then principal business office, to the attention of the General Counsel, Fax No: (678) 384-6741; and, in the case of Buyer, to the physical address or facsimile number shown on the signature page hereto, or to such other address or number as will have been specified by prior written notice to the sending party. Notice shall be effective upon delivery if it is hand delivered; upon receipt if it is transmitted by telecopier, regular mail, overnight courier or certified mail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

Signed, sealed and delivered	BUYER:
in the presence of:

/s/: Eric M. Sauerberg	UPEX HOLDINGS, LLC

Witness

Eric M. Sauerberg	By: /s/: T. Bradley Harris
Print Name	Print Name: T. BRADLEY HARRIS
Title: Manager
Address: 7000 Hampton Center, Suite G
Morgantown, West Virginia 26505
Facsimile: (561) 691-1245

Signed, sealed and delivered	SELLER:
in the presence of:

MIMEDX, INC.

/s/: Charles E. Koob	By: /s/: Parker H. Petit
Witness	Print Name: Parker H. Petit
Title: President
Charles E. Koob

Print Name

EXHIBIT “A”

INTELLECTUAL PROPERTY

Two Part Plate- Patent Application Number	12-114695
Plate Extensions	12-114619
Distal Radius Plate with Flange	12-117686
Silhouette/Skeleton Plate	12-203221
Plate with Reduction Tines	12-117666
Small Joint Arthrodesis Plate	12-203244
CMC W/Shield Excluding Material owned or Licensed to Mimedx	12-203233
CMC W/Peg Excluding Material owned or Licensed to Mimedx	12-203259

EXHIBIT “B”

PROMISSORY NOTE